Exhibit 23.1

Consent of Mag. Christoph Kreutler

I hereby consent to the use of my name and the making of statements with respect to me under the heading “Official Statements” in the Prospectus included in this Registration Statement and under the heading “Sources of Information” in the Annual Report on Form 18-K for the year ended December 31, 2022 of Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria, incorporated by reference in the Prospectus included in this Registration Statement.

Date: August 8, 2023

/S/ MAG. CHRISTOPH KREUTLER
Name:	Mag. Christoph Kreutler
Title:	Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria